Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-128936) of our report dated February 24, 2006, relating to the financial statements of Genco Shipping & Trading Limited, appearing in and incorporated by reference in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2006